UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 24, 2003

AFFINITY GROUP HOLDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-26389	59-2922099
(State or other jurisdiction of corporation)	(Commission File Number)	(IRS Employer Identification No.)

64 Inverness Drive East Englewood, CO 80112		(303) 792-7284
(Address of principal executive offices)		(Registrant’s telephone number incl. area code)

ITEM 5.   OTHER EVENTS

On June 24, 2003, Affinity Group Holding, Inc.’s wholly owned subsidiary, Affinity Group, Inc. (“AGI”), entered into an Amended and Restated Credit Agreement and a Senior Secured Floating Rate Note Purchase Agreement providing for term loans in the aggregate of $140.0 million payable in quarterly installments through June 2009 and a revolving credit facility of up to $35 million that expires June 24, 2008.  Both the term loans and revolving credit facility have interest rates that float with prime and LIBOR. These obligations are secured by a first lien on all of the assets of the Registrant’s subsidiaries.  The new credit facility resets loan and other covenants.  Proceeds from these loans were used to refinance the existing senior secured indebtedness, redeem $30.0 million of the 11% Senior Notes due 2007 issued by Affinity Group Holding, Inc. (“AGHI”) and to pay a dividend of $13.7 million to AGHI’s ultimate parent, AGI Holding Corp.

AGHI also announced on June 24, 2003 notice was given on same date to redeem $30.0 million of its 11.0% Senior Notes due 2007.  The redemption date is July 24, 2003.  The notes will be redeemed at 103.667% of par plus accrued interest to the date of redemption.  The redemption is being funded by borrowings under the above noted Amended and Restated Credit Agreement and Senior Secured Floating Rate Note Purchase Agreement.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

c.   EXHIBITS

Exhibit 10.1

Amended and Restated Credit Agreement dated as of June 24, 2003 among Affinity Group, Inc., the guarantor parties thereto, the Administrative Agent, the Syndication Agent, the Documentation Agent, and the Co-Lead Arrangers and Bookrunners.

Exhibit 10.2

Senior Secured Floating Rate Purchase Agreement dated as of June 24, 2003 among Affinity Group, Inc., the guarantor parties thereto, the noteholders thereto, the Administrative Agent, the Syndication Agent, the Documentation Agent, and the Co-Lead Arrangers and Bookrunners

Exhibit 99.1	Notice of Redemption of Affinity Group Holding, Inc. 11.0% Senior Notes due 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AFFINITY GROUP HOLDING, INC.

Date: June 24, 2003	By:	/s/ MARK J. BOGGESS
Mark J. Boggess
Senior Vice President, CFO